STAAR Surgical Appoints Charles Slacik To Its Board Of Directors
Former CFO of Beckman Coulter, Watson Pharmaceuticals and CR Bard Brings Significant Financial and Healthcare Experience

MONROVIA, Calif., Sept. 13, 2012 -- STAAR Surgical Company (Nasdaq: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced that its Board of Directors has elected Charles Slacik, CPA, 58, to the Board. Mr. Slacik has over 30 years of executive level experience in the health care industry, serving most recently as the Senior Vice President and Chief Financial Officer of Beckman Coulter Inc. His appointment brings the number of directors on the STAAR Surgical Board to seven. Mr. Slacik will join the Board's Audit Committee.

"Charlie Slacik brings a significant amount of senior executive experience in finance, administration and operations from varied healthcare, pharmaceuticals, medical devices and consumer products companies," said Don Bailey, Chairman of the Board of STAAR Surgical. "STAAR Surgical and its shareholders should benefit from his wealth of knowledge. His appointment is a part of a planned transition as the current chairman of the Audit Committee, Don Duffy, has advised the Board he intends to retire at the end of his current term in May, 2013 after holding the position for 10 years. We expect our audit function to remain seamless with Charlie joining the committee. We are excited to have Charlie join our Board and we look forward to his contributions."

Mr. Slacik served at Beckman Coulter Inc. from October 2006 until June 2011 when Danaher bought Beckman Coulter for $6.8 billion. Under his financial stewardship Beckman Coulter sales in 2010 were approximately $3.2 billion, a 15% increase over 2009. The company is a leading provider of diagnostic systems that simplify, automate and innovate complex biomedical testing. Mr. Slacik retired at the time of the acquisition and currently serves as a Director of the Board and Member of the Audit Committee at Sequenom, Inc. Sequenom develops, manufactures and markets innovative instrumentation and tests that target and serve discovery and clinical research, and clinical molecular diagnostics markets.

Prior to joining Beckman Coulter, Mr. Slacik served as Executive Vice President and Chief Financial Officer of Watson Pharmaceuticals Inc. from 2003 to 2006. He was responsible for all financial operations of Watson, a leading integrated global pharmaceutical company engaged in the development, manufacturing, marketing, sale and distribution of generic, brand and biologic pharmaceutical products. From 1999 to 2003 he served as Senior Vice President and Chief Financial Officer of CR Bard Inc., a leading provider of medical, surgical, diagnostic, and patient care devices.

Previously, Mr. Slacik held positions of growing responsibility for numerous divisions of Wyeth (formerly American Home Products Corporation) starting in 1982 in various financial and operating positions including Corporate Controller, Executive Vice President of Whitehall-Robins Consumer Products, Sherwood-Davis & Geck Medical Device Group, and American Cyanamid Agricultural Products Group. In his last Wyeth role, he served as Chief Operating Officer of the Solgar Division, one of Wyeth's acquired companies.

Early in his career, he earned his Certified Public Accountant (CPA) license and worked as a senior auditor for Arthur Andersen & Co. He is a member of the Orange County Chapter of Financial Executives International and the Connecticut Society of CPAs. Mr. Slacik received his B.S. in Accounting and Finance from the University of Connecticut.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. A lens used to replace the natural lens after cataract surgery is called an intraocular lens or "IOL." A lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or "ICL." Over 300,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 full-time employees and markets lenses in approximately 60 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company's website at www.staar.com or call 626-303-7902.

Collamer® is the registered trademark for STAAR's proprietary biocompatible collagen copolymer lens material.

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